UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 12, 2012

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-15491	57-0923789
(State or other	(Commission File Number)	(IRS Employer
jurisdiction)		Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 1.01               Entry into a Material Definitive Agreement.

On March 12, 2012, KEMET Electronics Corporation (“KEMET”), a wholly owned subsidiary of KEMET Corporation, entered into a stock purchase agreement (the “Stock Purchase Agreement”) to acquire an approximately 34% economic interest with a 51% voting common stock interest in NEC TOKIN Corporation (“NT”), a manufacturer of tantalum capacitors, electro-magnetic, electro-mechanical and access devices, and a subsidiary of NEC Corporation of Japan (“NEC”).  KEMET will pay a purchase price of $50.0 million for new shares of common stock of NT representing the 34% economic interest and 51% voting interest in NT.  The transaction is subject to customary closing conditions, including required regulatory filings.  The Stock Purchase Agreement contains customary covenants, representations and warranties.  The transaction is expected to close this summer (the “Initial Closing”).  This summary is qualified in its entirety by the text of the Stock Purchase Agreement, which has been included as Exhibit 99.2 and is incorporated by reference.

In connection with entry into the Stock Purchase Agreement, KEMET entered into a Stockholders’ Agreement (the “Stockholders Agreement”) with NT and NEC, which provides for restrictions on transfers of NT’s capital stock, certain tag-along and first refusal rights on transfer, restrictions on NEC’s ability to convert the preferred stock of NT held by it, certain management services to be provided to NT by KEMET (or an affiliate of KEMET) and certain board representation rights.  At the Initial Closing, KEMET will hold four of seven director positions, however, NEC will be provided with significant board minority rights.  The Stockholders’ Agreement also contemplates an additional loan from NEC to NT in connection with NT’s rebuilding of its operations in Thailand as a result of the 2011 flooding.  This summary is qualified in its entirety by the text of the Stockholders’ Agreement, which has been included as Exhibit 99.3 and is incorporated by reference.

Concurrently with entry into the Stock Purchase Agreement and the Stockholders’ Agreement, KEMET entered into an Option Agreement with NEC whereby KEMET may purchase additional shares of NT common stock from NT for a purchase price of $50.0 million resulting in an economic interest of approximately 49% while maintaining ownership of 51% of the voting common stock (the “First Call Option”) by providing notice of the First Call Option between the Initial Closing and August 31, 2014.  Upon providing such notice, KEMET may also purchase all outstanding capital stock of NT from its stockholders, primarily NEC, for a purchase price based on a multiple of NT’s last-twelve-month financial performance and the outstanding amount of NT’s debt obligation to NEC (the “Second Call Option”) by providing notice of the Second Call Option by May 31, 2018.  Beginning August 1, 2014 through May 31, 2018, NEC may require KEMET to purchase all outstanding capital stock of NT from its stockholders, primarily NEC, however, NEC may only exercise this right (the “Put Right”) from August 1, 2014 through April 1, 2016 if NT achieves certain financial performance.  The purchase price for the Put Right is based on NT’s last-twelve-month financial performance and the outstanding amount of NT’s debt obligation to NEC.  The determination of the purchase price is modified in the event there is an unresolved agreement between NEC and KEMET under the Stockholders’ Agreement.  In the event the Put Right is exercised, NEC will be required to maintain in place the outstanding debt obligation owed by NT to NEC.  The closing of the First Call Option, the Second Call Option or the Put Right is subject to customary closing conditions, including required regulatory filings.  This summary is qualified in its entirety by the text of the Option Agreement, which has been included as Exhibit 99.4 and is incorporated by reference.

A copy of a news release reporting entry into the agreements has been included as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release, dated March 12, 2012, issued by the Company

99.2	Stock Purchase Agreement, dated as of March 12, 2012, by and among KEMET Electronics Corporation, NEC Corporation and NEC TOKIN Corporation

99.3	Option Agreement, dated as of March 12, 2012, by and among NEC Corporation and KEMET Electronics Corporation

99.4	Stockholders’ Agreement, dated as of March 12, 2012, by and among KEMET Electronics Corporation, NEC Corporation and NEC TOKIN Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2012

KEMET Corporation

/s/ William M. Lowe, Jr.
By:	William M. Lowe, Jr.
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 12, 2012, issued by the Company

99.2	Stock Purchase Agreement, dated as of March 12, 2012, by and among KEMET Electronics Corporation, NEC Corporation and NEC TOKIN Corporation

99.3	Option Agreement, dated as of March 12, 2012, by and among NEC Corporation and KEMET Electronics Corporation

99.4	Stockholders’ Agreement, dated as of March 12, 2012, by and among KEMET Electronics Corporation, NEC Corporation and NEC TOKIN Corporation